Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Harvard Apparatus Regenerative Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:  The name of the Corporation is Harvard Apparatus Regenerative Technology, Inc.

SECOND:  The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is May 3, 2012, and was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 28, 2013.

THIRD:  The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend its Amended and Restated Certificate of Incorporation as follows:

1.	References: All references to “Harvard Apparatus Regenerative Technology, Inc.” in the sections of the Amended and Restated Certificate of Incorporation prior to ARTICLE I shall be amended such that they refer to “Biostage, Inc.”

2.	ARTICLE 1: ARTICLE 1 shall be amended and restated to read in its entirety as follows:

“The name of the Corporation is Biostage, Inc.”

FOURTH: The effective time of this Certificate of Amendment shall be 12:01 am EDT on March 31, 2016.

IN WITNESS WHEREOF, Harvard Apparatus Regenerative Technology, Inc. has caused this Certificate of Amendment to be signed by its president and chief executive officer this 30th day of March, 2016.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

By:	/s/ James McGorry
James McGorry, President and Chief Executive Officer